Exhibit 99.1 to Recoton Form 10-Q
for the Quarter Ended June 30, 2000

RECOTON CORPORATION
AUDIT COMMITTEE CHARTER

Approved by the Board 6/7/00

     1.  Purpose. The Audit Committee is appointed by the Board of Directors of the Company (the "Board") to assist the Board in monitoring:

(a)	the integrity of the financial statements of the Company;

(b)	the compliance by the Company with legal and regulatory requirements; and

(c)	the independence and performance of the Company's external auditors and any internal auditors.

     2.  Composition. The members of the Audit Committee shall be appointed by the Board of Directors and shall be comprised of at least three independent directors, as defined in Rule 4200 of the Nasdaq Stock Market Marketplace Rules; provided, however, that one director who is not independent and not a current employee (or an immediate family member of a current employee) may be appointed to the Audit Committee, if the Board under exceptional and limited circumstances determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its shareholders. The Board shall disclose such determination in the next annual proxy statement.

     3.  Requirements for Members. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee shall have had past employment experience in financing or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     4.  Meetings. The Audit Committee shall meet on a regular basis, but not less than quarterly, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee shall meet at least annually with the chief financial officer, the chief accounting officer, any relevant internal auditors and the outside auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     5.  Responsibilities & Duties. To fulfill its responsibilities and duties, the Audit Committee shall:

(a)	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

(b)	Advise and confer with the Board regularly with respect to the following:

(i)	the activities of the Audit Committee;

(ii)	appropriate action of the Board to ensure the independence of the outside auditor;

(iii)	the Company's policies and procedures regarding compliance with applicable laws and regulations; and

(iv)	the appointment of an outside auditor, who shall be ultimately accountable to the Audit Committee and the Board, as a representative of the shareholders. The Board and the Audit Committee shall have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor (and to seek shareholder ratification of the selection of the outside auditor).

(c)	Review and confer with management, the outside auditor and any internal auditors (separately or together, as appropriate) on a regular basis concerning the following:

(i)	the annual audited financial statements and quarterly unaudited financial statements prior to their being filed with the Securities and Exchange Commission;

(ii)	major issues regarding accounting and auditing principles and practices;

(iii)	the adequacy of internal controls that could significantly affect the Company's financial statements;

(iv)	any analysis prepared by management and the outside auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements;

(v)	the Company's major financial risk exposures and the steps management has taken or proposes to take to monitor and control such exposures; and

(vi)

major changes to the Company’s auditing and accounting principles and practices as suggested by the outside auditor, any internal auditors or management, including any comments raised in any management letter from the outside auditor.

(d)	Approve the fees to be paid to the outside auditor.

(e)

Receive a formal written statement from the outside auditor delineating all relationships between the auditor and the Company and actively engage in an ongoing dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor.

(f)	Meet with the outside auditor prior to the audit to review the planning and staffing of the audit.

(g)	Obtain from the outside auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

(h)

Obtain reports from management, the Company’s senior internal auditors and the outside auditor that the Company’s subsidiaries and foreign affiliated entities are in conformity with applicable legal requirements.

(i)	Discuss with the outside auditor the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the audit.

(j)	Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

(k)

Review with the Company’s regular outside counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditor. It is also not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditor or to assure compliance with laws and regulations.